UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): April 3, 2020

Crown Castle International Corp.

(Exact name of registrant as specified in its charter)

Delaware	001-16441	76-0470458
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1220 Augusta Drive, Suite 600, Houston, Texas 77057-2261

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (713) 570-3000

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Par value	Trading Symbols	Name of each exchange on which registered
Common Stock	$0.01	CCI	New York Stock Exchange
6.875% Mandatory Convertible Preferred Stock, Series A	$0.01	CCI.PRA	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

ITEM 1.01.	ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

On April 3, 2020, Crown Castle International Corp. (“Company”) closed its previously announced public offering (“Debt Offering”) of $750 million aggregate principal amount of the Company’s 3.300% Senior Notes due 2030 (“2030 Notes”) and $500 million aggregate principal amount of the Company’s 4.150% Senior Notes due 2050 (“2050 Notes,” together with the 2030 Notes, “Notes”). The Notes were issued pursuant to an indenture dated as of February 11, 2019 (“Base Indenture”), between the Company and The Bank of New York Mellon Trust Company, N.A., as trustee (“Trustee”), as amended and supplemented by the third supplemental indenture dated as of April 3, 2020 (“Third Supplemental Indenture” and, together with the Base Indenture, “Indenture”), between the Company and the Trustee. The Company intends to use the net proceeds from the Debt Offering to repay outstanding indebtedness under its existing revolving credit facility.

The Notes are senior unsecured obligations of the Company, which rank equally with all existing and future senior indebtedness, including the Company’s obligations under its senior unsecured credit facility, its commercial paper program and its existing bonds, and senior to all future subordinated indebtedness of the Company. The Notes will effectively rank junior to all of the Company’s secured indebtedness to the extent of the value of the assets securing such indebtedness. The Notes will be structurally subordinated to all existing and future liabilities and obligations of the Company’s subsidiaries. The 2030 Notes will bear interest at a rate of 3.300% per annum and the 2050 Notes will bear interest at a rate of 4.150% per annum, with interest on the Notes payable semi-annually on January 1 and July 1, to persons who are registered holders of the Notes on the immediately preceding December 15 and June 15, beginning on July 1, 2020.

The Indenture limits the ability of the Company and its subsidiaries to incur certain liens and merge with or into other companies, in each case subject to certain exceptions and qualifications set forth in the Indenture.

In the event of a Change of Control Triggering Event (as defined in the Indenture), holders of the Notes of a series will have the right to require the Company to repurchase all or any part of the Notes of such series at a purchase price equal to 101% of the aggregate principal amount of such Notes, plus accrued and unpaid interest, if any, to the date of such repurchase.

The 2030 Notes will mature on July 1, 2030. The 2050 Notes will mature on July 1, 2050. However, the Company, at its option, may redeem some or all of the Notes of a series at any time or from time to time prior to their maturity. If the Company elects to redeem the 2030 Notes prior to April 1, 2030 (the date that is three months prior to their maturity date) or the 2050 Notes prior to January 1, 2050 (the date that is six months prior to their maturity date) (each, a “Par Call Date”), the Company will pay a redemption price in respect of the Notes to be redeemed equal to the greater of the following amounts, plus, in each case, accrued and unpaid interest thereon to but excluding the redemption date:

(1)	100% of the aggregate principal amount of the Notes to be redeemed; or

(2)	the sum of the present values of the remaining scheduled payments of principal and interest on the Notes to be redeemed, assuming, for this purpose, that such Notes mature on the applicable Par Call Date, discounted to the date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) using a discount rate equal to the Treasury Rate (as defined in the Third Supplemental Indenture), plus 45 basis points.

If the Company elects to redeem the Notes of either series on or after the applicable Par Call Date, the Company will pay a redemption price equal to 100% of the principal amount of the Notes redeemed plus accrued and unpaid interest thereon to but excluding the redemption date.

The above description of the Indenture does not purport to be a complete statement of the parties’ rights and obligations under the Indenture and is qualified in its entirety by reference to the terms of the Indenture. The Company is filing the Third Supplemental Indenture as Exhibit 4.1 to this Current Report on Form 8-K, which exhibit is incorporated herein by reference.

ITEM 2.03.	CREATION OF A DIRECT FINANCIAL OBLIGATION OR AN OBLIGATION UNDER AN OFF-BALANCE SHEET ARRANGEMENT OF A REGISTRANT.

The information in Item 1.01 is incorporated herein by reference.

ITEM 9.01.	FINANCIAL STATEMENTS AND EXHIBITS.

(d) Exhibits

Exhibit Index

Exhibit No.	Description

4.1

Third Supplemental Indenture dated April 3, 2020, between Crown Castle International Corp. and The Bank of New York Mellon Trust Company, N.A., as trustee, to the Indenture dated February 11, 2019, between Crown Castle International Corp. and The Bank of New York Mellon Trust Company, N.A., as trustee

5.1	Opinion of Cravath, Swaine & Moore LLP, relating to the Notes (including the consent required with respect thereto)

23.1	Consent of Cravath, Swaine & Moore LLP (included in Exhibit 5.1)

104	Cover Page Interactive Data File - the cover page XBRL tags are embedded within the Inline XBRL document

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CROWN CASTLE INTERNATIONAL CORP.,

By:	/s/ Kenneth J. Simon
Name:	Kenneth J. Simon
Title:	Senior Vice President and General Counsel

Date: April 3, 2020